PARTICIPATION AGREEMENT

     This Participation Agreement (the “Agreement”) is entered into effective as of October 28, 2013, by, between, and between Warpaint Kansas LP (“Owner”), and American Petro-Hunter, Inc., together with its successors, subsidiaries, and any assignees, (“APH”) (together the “Parties” and individually a “Party”).

RECITALS

     A. Owner owns interests as lessee under certain oil and gas leases set forth on Exhibit A (collectively the “Owner’s Leases,” which term shall also include all leases and oil and gas interests hereafter acquired by or through Owner or APH and owned by Owner and APH pursuant to the terms of the AMI Agreement provided for in Exhibit D, below). As to each current Owner’s Lease, Exhibit A reflects the gross and net acres to the Owner’s working interest believed to be covered by the lease, the landowner royalty reserved therein, and any additional burdens to which the interest of Owner is subject.

     B. APH intends to participate in the development of the Owner’s Leases for the purposes of exploring for, and producing, oil, gas and other hydrocarbons. To that end, APH will make available FIVE MILLION FOUR HUNDRED THOUSAND DOLLARS ($5,400,000) towards Owner’s share of the costs and expenses associated with the Drilling and Completion activities provided below (the “Exploration Funds”).

     C. Owner agrees that APH may acquire an interest in the Owner’s Leases under the terms and conditions set forth herein.

     D. The “Lands” as used herein refers to the land covered by the Owner’s Leases.

     E. The Parties agree that they are not entering into any partnership, joint venture, or any other legal business relationship under this Agreement. The rights, duties, and obligations of the Parties are established solely by this Agreement.

     NOW THEREFORE in consideration of the conditions and mutual benefits contained herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

     As used in this Agreement, the following terms shall have the following meaning:

     AFE means an Authority for Expenditure in the form customarily used in the oil and gas industry setting forth the estimated costs of drilling, testing, logging, and, if appropriate, perforating, fracing, and equipping to the Completion of such Program Well, as well as required salt water disposal wells, gathering systems, pipelines and other infrastructure.

     AMI Agreement has the meaning ascribed to it in Exhibit D.

     Business Day means a day other than Saturday, Sunday or any other day that is a federally recognized holiday.

     Complete, Completion, or Completing means to attempt to finish work on a Program Well and attempt to bring such wells to productive status (which may include the installation of permanent wellhead and well location surface equipment for the production of oil and gas, including salt water disposal wells and facilities (whether or not located on the lease)) or to plug and abandon (including surface restoration and reclamation in accordance with applicable Laws and contractual obligations) such Program Well without production, if appropriate. For the purposes of this Agreement productive status means first sales.

     Completion Costs means, with respect to a Program Well, all costs and expenses relating to the preparation for, Drilling, testing, logging, and, if appropriate, perforating, fracing, and equipping, or plugging and abandonment, as the case may be, to the point of Completion of such Program Well. Completion Costs also include necessary lease facilities but do not include any off-lease facilities such as gathering systems and pipelines. For the purposes of this Agreement, salt water disposal wells, regardless of the location, are considered Completions Costs; however, it is in APH’s discretion, as operator, to propose and utilize third part disposal wells at a cost to the working interest owners.

     Drill or Drilling means, with respect to a Program Well, the actual drilling, testing, and logging, as appropriate, of such Program Well.

     Existing Burdens means as to each Owner’s Lease, the lease royalty and any overriding royalties, payments from or out of production or the proceeds thereof and other burdens or production affecting all or any portion of any of the Owner’s Leases that are disclosed on Exhibit A.

     Exploration Funds has the meaning ascribed to that term in Recital B.

     Governmental Authority means (a) United States of America, (b) any state, county, municipality or other governmental subdivision within the United States of America, and (c) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

     JOA has the meaning ascribed to that term in Section 5.1.

     Lands has the meaning ascribed to that term in Recital D.

     Laws means all applicable statutes, laws, ordinances, regulations, rules, rulings, orders, decrees or other official acts of any Governmental Authority.

     Operator has the meaning ascribed to that term in the relevant JOA.

     Owner has the meaning ascribed to that term in Recital A.

     Owner’s Leases has the meaning ascribed to that term in Recital A.

     Owner’s Lease Payments has the meaning ascribed to that term in Section 6.3.

     Person means any individual, firm, corporation, partnership, joint venture, trust, unincorporated organization, Governmental Authority, or other entity or organization.

     Program Area means all of the lands described in Exhibit B.

     Program Objections has the meaning ascribed to that term in Section 3.2.

     Program Well Assignment has the meaning ascribed to that term in Section 5.2.

     Program Well Unit has the meaning ascribed to that tern in Section 2.1

     Service or Served has the meaning ascribed to that term in Section 9.2.

     Spud, Spudding or Spudded a Program Well means the commencement of actual drilling operations (the bit entering the ground) for that well with a rig capable of drilling to the target formation.

     Termination shall have the meaning specified in Section 4.2.

ARTICLE 2

EXPLORATION AND DEVELOPMENT PROGRAM

     2.1 Exploration and Development. APH shall propose wells on the Lands or on lands with which portions of the Lands will be pooled or unitized, each such well being a “Program Well” and each such proposal being a “Proposal”. Each Proposal shall be in writing delivered to Owner and shall include all engineering, geologic, geophysical, and other information held by APH and relevant to such Proposal. As currently anticipated, the target depth for each Program Well shall be sufficient to test the Mississippian Formation, but future Program Wells may test other formations, in accordance with Section 2.3 Each Proposal shall specify a spacing unit as required by governmental regulation or order or, in the absence of the same, on a spacing unit designated by APH, subject to the approval of Owner, which approval shall not be unreasonably withheld. In the event that the spacing unit requires the combination of separate tracts by pooling or unitization, at least forty (40) net mineral acres covered by Owner’s Leases shall be included in such pooled or unitized spacing unit and at least fifty percent (50%) of the net mineral acres included in such pooled or unitized spacing unit shall consist of Owner’s Leases. Each such spacing unit, whether or not a pooled or unitized tract, shall be a “Program Well Unit.” A Proposal shall include any necessary lease facilities, including saltwater disposal facilities, but shall not include any off-lease facilities such as gathering systems or pipelines. Subject to regulatory constraints, a Proposal may be made for the drilling of an additional Program Well on an existing Program Well Unit.

     2.2 Drilling Schedule. APH shall deliver a Proposal and file all required permit applications for the first Program Well within thirty (30) days of the date of this Agreement and shall Spud such well within ninety (90) days of receipt of all required permits but not later than March 31, 2014. Thereafter, APH shall Spud a Program Well at intervals of no longer than ninety (90) days from Spudding the previous Program Well, without regard to the status of any prior Program Well, until the expenditure of all Exploration Funds as provided below or Termination as defined below. During such period, but after the Spudding of the third Program Well, APH may extend one such ninety (90) day period by an additional thirty (30) days, by written notice given before the end of such ninety (90) day period and APH may request additional extensions, by written request explaining the reasons therefor and submitted before the end of the period sought to be extended. Owner shall consider each such request and may grant or reject such requests in its discretion, reasonably exercised. In exercising its discretion Owner may consider, in addition to the reasons specified, the general conduct of operations by APH as well as its own interest in the complete and orderly development of the Owner’s Leases. As to each Program Well, once Spudded, APH shall conduct operations as a reasonable and prudent operator, diligently and without unreasonable interruption (any interruption of more than thirty (30) days being conclusively deemed unreasonable), until Completion. APH shall continue to propose, Drill, and Complete Program Wells on the schedule just provided until twenty percent (20%) of its Completion Costs equals the amount of the Exploration Funds. This Section 2.2 shall be subject to availability of costs effective and competent oilfield services at all times.

     2.3 Initial Commitment. Notwithstanding any requests for extensions, APH shall Drill and Complete as wells capable of production in paying quantities with first sales of natural gas having occurred, three (3) Program Wells prior to December 31, 2014. Failure to do so shall result in the Termination, as defined in Section 4.2, below, a subject only to Owner’s obligation to make any assignments of interest due based on any Program Wells. It is the Parties mutual preference that at least two (2) of the three (3) Program Wells, under the initial commitment, shall test the Mississippian horizontally; alternatively, if only one (1) well tests the Mississippian formation horizontally, APH is committed to spending seven million five hundred thousand dollars ($7,500,000) drilling wells, on an 8/8ths basis, or twenty percent (20%) on behalf of the owner, before December 31, 2014; failure to do so shall result in Termination.

     2.4 Earning. By Drilling and attempting to Completing a Program Well as a well capable of production in paying quantities and commencing sales of gas therefrom and paying one hundred percent (100%) of any Completion Cost thereof attributable to Owner’s Leases:
          (a) APH will earn an assignment from Owner of:
                (i) an undivided two percent (2%) working interest, on an eight-eights (8/8ths) basis, in any Owner’s Lease (or portion thereof) in which APH has not already received an assignment of a total of an eighty percent (80%) working interest (in the event that Owner’s Leases comprise less than one hundred percent (100%) of the interest in the Program Well Unit for such Program Well then the two percent (2%) working interest shall be reduced proportionately to the extent that the Program Well Unit contains working interests other than Owner’s Leases); and

               (ii) a working interest in Owner’s Leases to the extent that they cover acreage within the Program Well Unit for such Program Well equal to the difference between all working interest in such leases to such extent previously assigned to APH or assigned to APH pursuant to (i) above, and eighty percent (80%) (as a result, if the Program Well in question is an additional well on an existing Program Well Unit then no additional interest in such unit shall be earned), provided that,
          (b) (i) any assignment of each Owner’s Lease as just provided that is earned prior to the Completion by APH of three Program Wells that are capable of production in paying quantities and the commencement of sales from each such Program Well shall be made at a Net Revenue Interest of seventy five percent (75%), with Owner retaining an overriding royalty interest equal to the positive difference, if any, between all existing burdens as to such Owner’s Lease and twenty five percent (25%), provided, however, that Completion from the last of such three Program Wells to commence such sales, such assignments shall automatically vest in APH, prospectively, an additional net revenue interest such that APH shall own the working interests conveyed at a net revenue interest of eighty one and one quarter percent (81.25%) and any overriding royalty interest retained by shall be reduced to the positive difference, if any, between all existing burdens as to such Owner’s Lease and eighteen and three quarters percent (18.75%);
               (ii) any assignment of each Owner’s Lease as just provided that is earned after the Completion by APH of three Program Wells that are capable of production in paying quantities and the commencement of natural gas sales from each such Program Well shall be made at a Net Revenue Interest of eighty one and one quarter percent (81.25%), with Owner retaining an overriding royalty interest equal to the positive difference, if any, between all existing burdens as to such Owner’s Lease and eighteen and three quarters percent (18.75%).

ARTICLE 3

EXPLORATION FUNDS AND PROCEDURES

     3.1 Exploration Funds. The Exploration Funds will be committed to the payment of that portion of the Completion Costs of Program Wells attributable to Owner’s retained twenty percent (20%) interest. APH’s obligations regarding the application of the Exploration Funds shall survive Termination; as such, even if this Agreement is terminated, and APH can no longer earn additional acreage under Section 2.4, APH will be obligated to pay twenty percent (20%) of the Owner’s Completion Costs on any well proposed by APH under the JOA, including additional wells in Program Well Units and additional pooled units.

     3.2 Adjustments to Exploration Fund.

          (a) If either party determines and provides written notice of such determination as soon as identified, but no event later than February 28, 2014, following the execution of this Agreement any of the Owner’s Leases listed on Exhibit A is subject to a title defect or actually covers a different number of net mineral acres than that shown on such exhibit as to such Owner’s Lease, then the amount of the Exploration Funds shall be adjusted downward or upward by the change in the number of net acres covered in such lease, as compared to the number shown on Exhibit A, times eighty percent (80%) times four hundred and fifty dollars ($450) per net mineral acre. If such Lease is subject to a complete title defect then it shall no longer be considered an Owner’s Lease and the adjustment shall be based on the entire number of net mineral acres shown on Exhibit A.

          (b) Any such notice shall specify the Owner’s Lease in question and shall specify the basis for the adjustment of the net mineral acres attributable to such lease. The absence of a document from Owner’s files does not establish the existence of a title defect or otherwise provide the basis of an adjustment hereunder. An Owner’s Lease shall be considered to be subject to a title defect if:
               (i) is subject to any (x) security interest, lien, mortgage, pledge, hypothecation, restriction on transfer, including any conditional sale or other title retention contract or lease in the nature thereof; (y) any filing or agreement to file a financing statement as debtor under the applicable Uniform Commercial Code or any similar statute; and (z) any subordination arrangement in favor of another person (including artificial persons), except for matters to be released at Seller’s expense at or prior to Closing;
               (ii) is subject to some matter such that Owner and Owner’s heirs, successors and assigns will not be entitled to receive, throughout the life of such Lease, a share of the hydrocarbons produced, saved from or attributable to such Lease, after giving effect to all valid royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests, or other similar interests constituting burdens upon, measured by, or payable out of the hydrocarbons produced and saved from or attributable to such Lease of not less than eighty-one and one quarter percent (81.25%);
               (iii) such Lease does not grant to the oil and gas lessee all of the rights considered usual and necessary to explore for and produce oil and gas; and
               (iv) Is subject to, or will subject Buyer to, any area of mutual interest, preference right, option or similar right, other than that created hereby.

          (c) If the parties disagree on the validity of any such notice the matter shall be resolved by submission to an attorney knowledgeable regarding oil and gas title matters agreeable to both parties, with costs shared equally by the parties. No adjustment shall be made to the amount of the Exploration Funds for any matter not covered by a notice delivered within such thirty (30) day period.

     3.3 Exploration Procedures. The following procedures shall be used:
          (a) Each Proposal by APH shall include:
               (i) an AFE for each individual Program Well including any necessary lease facilities providing the Program Well;
               (ii) a description of the Program Well Unit, including a list of all Owner’s Leases affected by same and a list of all other oil and gas leases affected thereby, including as to each a list of all working interests owners therein, to APH’s knowledge;
               (iii) detail regarding the well design and specifications regarding the Program Well; the description of the nature, function, design, and justification for any such other undertaking;
               (iv) if available at the time of Proposal, a drilling title opinion from an attorney satisfactory to Owner covering all tracts in the Program Well Unit for such Program Well, together with curative satisfactory to Owner regarding any requirements contained in such opinion, and if not provided at the time of Proposal, a drilling title opinion must be provided to Owner prior to Spudding a Program Well and
                (v) the proposed timing for the Drilling and Completion of the Program Well.

          (b) The Owner shall have twenty (20) days from Service of the Proposal to object to the same, which objections shall be limited to engineering, geological, well design, the necessity for and design of lease facilities, well location, Program Well Unit size or configuration, title, and permitting issues (the “Program Objections”). The Program Objections shall be in writing and shall include a detailed explanation of the objections, and shall be Served on APH within the aforementioned twenty-day period

          (c) Within ten (10) days of timely Service of the Program Objections, the Parties shall meet in a good faith effort to resolve the Program Objections or to establish an alternate Program Well. In the event the Parties are unable to resolve a Program Objection within ten (10) days after the forgoing meeting, then if any Program Objection is based on (i) the Program Well, the proposed Program Well Unit or the Proposal not being in conformity with the requirements of this Agreement then the AFE shall be deemed withdrawn and no operations pursuant thereto shall be conducted, or (ii) other matters, then APH shall be entitled to proceed under the applicable AFE, notwithstanding the unresolved Program Objections, provided , however, that no portion of any costs in excess of AFE shall be chargeable against Exploration Funds.

     3.4 Proposals by Owner. Owner shall have the right to propose the Drilling of wells on Owner’s Leases or on pooled units, whether voluntary or imposed by regulatory authority, including Lands. The following provisions shall apply to any such proposal made prior to the complete expenditure of the Exploration Funds in regard to Program Wells or upon payment to Owner directly as provided in Section 4.1, below. Any such proposal by Owner shall be in the form set forth in Section 3.3, above (each an “Owner Proposal”). APH shall notify Owner within twenty (20) days of its receipt of an Owner Proposal if it elects to participate in the Drilling of such well. Absent such a notice, APH shall be deemed to have declined to participate. If APH declines to participate in the Drilling of such well then APH shall reassign to Owner all interests Owner’s Leases to the extent that they cover Lands within the Program Well Unit specified in the Owner’s Proposal (less and except the wellbore of any Program Well located within such Program Well Unit), and APH will not be liable for Exploration Funds in the proposed well. If APH elects to participate in the Drilling of such well then such Well shall be a Program Well and will be treated for all purposes hereunder as such.

     3.5 Expenditure of Exploration Funds.

          (a) In connection with any Program Well or other AFE which APH is authorized to implement pursuant to the foregoing, APH shall bill the Owner pursuant to the JOA, as the case may be, in connection with the expenditures in connection with such Project Well or other AFE, provided that any such bills, to the extent attributable to the interest of such Owner based on its interest in an Owner’s Lease shall be chargeable, when due, against the Exploration Funds to the extent of those funds and paid by APH and, therefore, APH shall to the extent of the Exploration Funds shall pay such amounts.

          (b) Owner’s right to charge its share of Completion Costs, or of any other AFE as referenced above, against Exploration Funds and, therefore, to have them paid by APH shall continue without regard to whether additional interests in Owner’s Leases will be earned by APH pursuant hereto as a result of the Drilling of such Program Well or the accomplishment of the work contemplated by such other AFE and, specifically, will not be affected by the termination of APH's right to earn additional assignments of Owner’s Leases hereunder.

          (c) For the avoidance of doubt, Owner’s right to have its Completion Costs attributable to its interest in any well drilled on Owner’s Leases, or on lands pooled therewith, in which APH participates, without regard for who proposes such well, shall continue until the complete expenditure of the Exploration Funds in regard to such wells or until payment to Owner directly as provided in Section 4.1, below. Owner directly as provided in Section 4.1, below. If APH elects to sell any interest in Owner’s Leases prior thereto, then it shall pay the proceeds of any such sale to Owner to the extent of the remaining balance of the Exploration Funds as a credit against such funds.

ARTICLE 4

Payoff/Termination

     4.1 Payoff. At any time prior to Termination APH may pay to Owner the outstanding balance of the Exploration Funds. Unless Termination has occurred prior to such payment, upon the complete expenditure of the Exploration Funds in regard to Program Wells or upon payment to Owner directly as just provided, APH shall earn an undivided eighty percent (80%) working interest in all of Owner’s Leases at an eighty-one and one quarter percent (81.25%) net revenue interest (with Owner retaining a twenty Percent (20%) working interest and an overriding royalty interest as to APH’s working interest equal to the positive difference between eighteen and three quarters percent (18.75%) and existing burdens) and Owner shall assign to APH such interest in Owner’s Leases that when combined with previous assignments shall vest such interest in APH. Thereafter, APH shall have no obligation to pay Owner’s share of any of the costs incurred in connection with the ownership or operation of the Owner’s Leases.

     4.2 Termination. If APH fails to maintain the Drilling schedule provided for above or otherwise breaches its obligations hereunder Owner may terminate APH’s right to earn additional assignments under this Agreement, to earn assignments of additional interests by making payments under Section 6.3, and to participate in the acquisition of leases under the AMI (“Termination”), unless Termination is waiver by Owner. Termination shall be effective immediately upon Owner’s delivery to APH of notice thereof.

     4.5 Effect of Termination. Termination shall not release any of the Parties from any obligations arising hereunder prior to such termination. Termination does not preclude Owner from exercising other remedies that are provided in this Agreement or that are available at law or in equity. Except as otherwise set forth in this Agreement, all remedies are cumulative, and the exercise of, or failure to exercise, one or more of them by a Party shall not, to the extent provided by law, limit or preclude the exercise of, or constitute a waiver of, other remedies by such Party. In the event of a Termination each JOA shall remain in full force and effect.

ARTICLE 5

JOA AND ASSIGNMENT OF OWNER’S LEASES

     5.1 JOA. The Parties shall enter into a model form A.A.P.L. FORM 610 – 1989 Joint Operating Agreement in the form attached hereto as Exhibit E for each Program Well covering the Program Well Unit. APH shall be appointed as the Operator under the JOA. After Completion, all further costs and expenses concerning the Program Well will be shared proportionately by the parties to the JOA pursuant thereto. If any Program Well Unit will include any third party working interests Owner then the Parties agree to seek to negotiate a joint operating agreement with such third parties as near in its terms to the JOA as may be and upon concluding such negotiation on terms acceptable to each of the Parties such joint operating agreement shall be executed.

     5.2 Assignment. The assignments of working interest provided for in this Agreement shall be made on the form attached hereto as Exhibit C.

ARTICLE 6

OPERATIONS; PAYMENT OF EXPENSES

     6.1 Drilling and Completion. APH shall use reasonable efforts to cause each Program Well to be drilled to their respective depth as provided in the Proposal for such Program Well, in accordance with the terms of this Agreement and the JOA.

     6.2 Application of JOA; Conflicts. All operations conducted with respect to any Program Well shall be governed by and conducted in accordance with the provisions of this Agreement and the applicable JOA. In the event of any conflict or discrepancy between the terms of this Agreement and a JOA, the terms and provisions of this Agreement shall control, regardless of any other provision to the contrary herein, and in the case this Agreement is terminated.

     6.3 Payment of Lease Rentals and Other Payments. From the effective date of this Agreement until termination of the same, the Parties will be responsible for their proportionate share (80% APH and 20% Owner, without regard for the actual ownership at the time such payment becomes due) of all rentals, minimum royalty, bonuses due on extensions and all other payments related to the maintenance of the Owner’s Leases in effect (but not including any bonus or other payment due in connection with the acquisition of any Owner’s Lease) (the “Owner’s Lease Payments”). Unless otherwise agreed to by the Parties, Owner shall notify APH in writing twenty (20) days before each payment is due which notice shall identify such Owner’s Lease and the amount of the Owner’s Lease Payment that is due and shall inform APH whether Owner is willing to make its twenty percent (20%) share of such payment. If Owner is not willing to make its twenty percent (20%) share of such payment then APH may make such Owner’s Lease Payment. Upon receipt of written confirmation that such payment has been made by APH, Owner shall assign to APH all of Owner’s interest in such Owner’s Lease to the extent that such lease would have terminated but for such payment, such conveyance being made at an eighty-one and one quarter percent (81.25%) net revenue interest (with Owner retaining an overriding royalty interest equal to the positive difference between eighteen and three quarters percent (18.75%) and existing burdens). Such leases to such extent shall no longer be considered Owner’s Leases. If Owner’s notice to APH indicates Owner’s willingness to fund its twenty percent (20%) share of such Owner’s Lease Payment then APH shall pay such Owner’s Lease Payment and Owner shall reimburse the APH for Owner’s share of the same. Upon receipt of written confirmation that such payment has been made by APH, Owner shall assign to APH any additional interest in such Owner’s Lease, to the extent that such lease would have terminated but for such payment, which when combined with any interest in such Owner’s Lease previously assigned to APH equals an eighty percent (80%) working interest at an eighty-one and one quarter percent (81.25%) net revenue interest. No portion of the Owner’s Lease Payments shall be a part of the Exploration Funds.

ARTICLE 7

WELL INFORMATION AND DATA; CONFIDENTIALITY

     7.1 Seismic, Geologic and Engineering Information. Each Party shall furnish to the other Parties, copies of all geologic and geophysical data, engineering reserve reports, electric and other logs pertaining to the Program Wells owned by or under the control of the disclosing Party (whether currently owned or subsequently acquired), which the disclosing Party may disclose without violating any contractual or other restriction and without the incurrence of a fee. Subject to applicable contractual restrictions, the Parties shall make copies of any seismic information covering the Program Area owned by or under their individual control (whether currently owned or subsequently acquired) available for review by the other Parties at the offices of such disclosing Party during normal business hours. Upon request, each Party shall provide the requesting Party with all cores, cuttings, and other geological, geophysical well and production data and maps secured from, or prepared in connection with, operations on a Program Well; provided, however, that all reasonable costs associated with providing any of the forgoing items shall be promptly paid by the requesting party.

     7.2 Title Information. Each Party shall furnish the other Parties with any title opinions and other title information in the disclosing Party’s possession or control relating to any Program Well.

ARTICLE 8

RELATIONSHIP OF PARTIES

     8.1 Independent Owner. The Parties expressly do not intend to create, and no provision hereof shall be construed as creating a partnership, joint venture, mining partnership, corporation, association or other relationship whereby any Party shall ever be held liable for the acts, either by omission or commission, of the other. Each Party shall be individually responsible for its own obligations as set out in this Agreement and in the JOA, and no Party shall be a fiduciary of the other Parties under this Agreement.

     8.2 Third Parties. Nothing in this Agreement (express or implied) is intended or shall be construed to confer upon any person or entity not a Party any right, remedy or claim under, or by reason of, this Agreement.

     8.3 Several Obligations. All obligations of the Parties shall be several and not joint and several, and all rights of the Parties shall be separate and independent.

ARTICLE 9

NOTICES

     9.1 Notices. Unless this Agreement specifically requires otherwise, any notice, demand, consent or request provided for in this Agreement (including but not limited to Program Objections, Termination Notice, and AFEs), or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by fax or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, or by electronic mail (with a copy of the notice given no later than the next Business Day in one of the other forms described in this Section 9.1), in each case, to the Parties at the addresses specified below:

If to Owner:
Warpaint Kansas, LP
Attn: Robert O. Dow
1925 Cedar Springs Road, Suite #103
Dallas, Texas 75201-1783
Phone: (469) 250-7555
Fax: (469) 250-7588
Email: dow@warpaintresources.com

If to APH:
American Petro-Hunter, Inc.
Attn: Robert B. McIntosh
250 N. Rock Rd. Suite 365
Wichita, Kansas 67206
Phone: (316) 201-1853
Fax: (316) 201-1862
Email: rmcintosh@americanpetrohunter.com

     9.2 Effective Date of Notice. The effective date of notice shall be as follows (“Service” or “Served”): (a) notice given by personal delivery, mail, or overnight courier pursuant to this Section 9.1 shall be effective upon physical receipt; (b) notice given by fax pursuant to Section 9.1 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. Central time on any Business Day; or (ii) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central time on any Business Day or during any non-Business Day; (c) notice given by electronic mail pursuant to this Section 9.1 shall be effective as of (i) the date sent if sent before 5:00 p.m. Central time on any Business Day; or (ii) the next succeeding Business Day if sent after 5:00 p.m. Central time on any Business Day or during any non-Business Day, provided that a copy of the notice given is sent no later than the next Business Day following the date on which the electronic mail was sent in one of the other forms described in Section 9.1.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

     10.1 APH Representations and Warranties. APH represents and warrants to the other Parties, as of the effective date hereof, as follows:
          (a) Existence of APH. APH is a corporation duly formed and validly existing under the laws of the State of Nevada and has all requisite power and authority to conduct its business as it is now being conducted. APH is qualified to do business in the State of Kansas and to own or operate real and personal property in the State of Kansas.
          (b) Authority. APH has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by APH of this Agreement, and the performance by APH of its obligations hereunder, have been duly and validly authorized by all necessary action on the part of APH, no other action on the part of APH being necessary.
          (c) Enforceability. This Agreement has been duly and validly executed and delivered by APH and constitutes, and upon the execution and delivery by APH of this Agreement, such Agreement shall constitute, legal, valid and binding obligations of APH enforceable against APH in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the enforcement of the rights of creditors generally, or by general equitable principles.
          (d) No Conflicts. The execution and delivery by APH of this Agreement, the performance by APH of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:
               (i) conflict with or result in a violation or breach of any of terms, conditions or provisions of APH’s organizational documents;
               (ii) require any consent, approval, authorization or permit, or filing with or notification to, any Person; or
               (iii) conflict with or result in a violation or breach of any term or provision of any Law applicable to APH or its assets and properties, except for such violations or breaches which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of APH to perform its obligations under this Agreement.
          (e) Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental Authority on the part of APH is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, with the exception of permits and approvals required by any Governmental Authority relating to a Program Well and associated activities or any securities laws or other regulatory requirements related to being a public company.

          (f) Legal Proceedings. There are no actions or proceedings pending (service of process against APH having been made) or, to APH’s knowledge, specifically threatened in writing against APH that would, in the aggregate, reasonably be expected to result in the issuance of any order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

          (g) Bankruptcy. There are no bankruptcy, reorganization, or insolvency proceedings pending with respect to, or being contemplated by, or, to APH’s knowledge, threatened against, APH.

          (h) Due Diligence. APH has independently performed its own due diligence on the Program Area and is not relying upon representations, whether expressed or implied, made by Owner, including but not limited to production rates, reserves (if any), prices, drilling or recompletion opportunities and the costs to be incurred for developing or operating the Owner’s Leases. Further, APH has performed its own independent geologic, engineering, regulatory and economic assessment of the Program Area and in signing this Agreement is relying solely on its own assessment and conclusions.

          (i) Capital Raising. APH understands and agrees that APH’s capital raising efforts, whether via equity, debt, retail syndication and/or other means, are paramount to APH’s ability to perform under the terms of this Agreement. As such, APH will raise at least its initial commitment under Section 2.3, or seven million five hundred thousand dollars ($7,500,000), before January 31, 2014, as evidenced by signed agreements to fund, monies held in escrow, and/or available cash.

     10.2 Owner Representations and Warranties. Owner represents and warrants to the other Parties, as of the date hereof, as follows:

          (a) Existence of Owner. Owner is a corporation duly formed and validly existing under the laws of the State of Texas and has all requisite power and authority to conduct its business as it is now being conducted. Owner is qualified to do business in the State of Kansas and to own or operate real and personal property in the State of Kansas.

          (b) Authority. Owner has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Owner of this Agreement, and the performance by Owner of its obligations hereunder, have been duly and validly authorized by all necessary action on the part of Owner, no other action on the part of Owner being necessary.

          (c) Enforceability. This Agreement has been duly and validly executed and delivered by Owner and constitutes, and upon the execution and delivery by Owner of this Agreement, such Agreement shall constitute, legal, valid and binding obligations of Owner enforceable against APH in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the enforcement of the rights of creditors generally, or by general equitable principles.

          (d) No Conflicts. The execution and delivery by Owner of this Agreement, the performance by Owner of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

               (i) conflict with or result in a violation or breach of any of terms, conditions or provisions of Owner’s organizational documents;
               (ii) require any consent, approval, authorization or permit, or filing with or notification to, any Person; or
               (iii) conflict with or result in a violation or breach of any term or provision of any Law applicable to Owner or its assets and properties, except for such violations or breaches which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Owner to perform its obligations under this Agreement.

          E) Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental Authority on the part of Owner is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, with the exception of permits and approvals required by any Governmental Authority relating to a Program Well and associated activities.

          (f) Legal Proceedings. There are no actions or proceedings pending (service of process against Owner having been made) or, to Owner’s knowledge, specifically threatened in writing against Owner that would, in the aggregate, reasonably be expected to result in the issuance of any order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

          (g) Bankruptcy. There are no bankruptcy, reorganization, or insolvency proceedings pending with respect to, or being contemplated by, or, to Owner’s knowledge, threatened against, Owner.

          (h) Foreign Person. Owner is not a “foreign person” within the meaning of Code Section 1445 (See Exhibit F).

          (i) Leases. To the Owner’s knowledge, the Owner’s Leases listed on Exhibit A are materially accurate and in good standing. However, Owner is not warranting title.

          (j) Net Revenue Interest. The revenue interest for the Owner’s Leases will be greater or equal to eighty one and one quarter percent (81.25%), after any and all overriding royalty interests to all parties, inclusive of Owner and its affiliates.

     10.3 Disclaimer of Representations and Warranties. THE PARTIES HERETO MAKE NO, AND HEREBY DISCLAIM ANY, REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 10.

ARTICLE 11

MISCELLANEOUS

     11.1 Assignment. Any Party may assign its interest under this Agreement provided that such Party remains liable for or guarantees the performance of its assignee and provided that such Party gives the other Parties appropriate documentation evidencing such assignment. Any assignment made will be subject to the terms and provisions of this Agreement. In addition, said assignee will be required to ratify this Agreement.

     11.2 Governing Law. This Agreement and other instruments executed in accordance with it, except for assignments of lands, or the execution hereof shall be governed by and interpreted according to the laws of the State of Texas. As to assignments of the Owner’s Leases shall be governed by the laws of the State of Kansas. The Parties agree to the jurisdiction of the courts of the State Kansas and that venue for any action hereunder shall lie in state or federal courts sitting in Sedgwick County, Kansas.

     11.4 Entire Agreement. This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties, supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties except as specifically set forth herein. No supplement, amendment, alteration, modification, waiver or termination of the Agreement shall be binding unless executed in writing by the Parties hereto. Notwithstanding anything contained herein or therein to the contrary, this Agreement specifically supersedes, replaces, and terminates the Term Sheet executed by the Parties dated July 26, 2013 and the “Drill to Earn” letter agreement dated October 1, 2013.

     11.5 Waiver. No delay or omission by a Party in the exercise of any right, power or remedy under this Agreement will impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing. No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     11.6 Captions; Definition of “Including”. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The term “including” or “includes”, as used herein, shall mean “including, without limitation,” and “includes, without limitation”.

     11.7 Binding. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.

     11.8 Expenses. Except as otherwise provided herein, each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including fees and expenses of its own counsel and accountants).

     11.9 Execution. This Agreement may be executed in multiple original counterparts, all of which shall together constitute a single agreement and each of which, when executed, shall be binding for all purposes thereof on the executed Party, its successors, legal representatives and assigns.

     11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse manner to any Party.

     11.11 Further Assurances. During the time in which this Agreement is in effect, the Parties shall, at any time and from time to time, and without further consideration, execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and contract, and to take such other actions as either party may reasonably request that effect the intent of this Agreement.

     11.12 Not to be Construed Against Drafter. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement, that they have participated equally in the drafting hereof and that they have had adequate time to submit same to legal counsel for review and comment. Based on said review and consultation, the Parties agree with each and every term contained in this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

     11.13 Third-Party Beneficiaries. This Agreement is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns.

     11.14 Subject to Existing Agreements. This Agreement, any and all JOA’s, the Assigned Properties and the Program Well Assignments shall be subject to all existing agreements and obligations of the Owner that relate to or affect any of the forgoing, including but not limited to any and all Existing Burdens.

     11.15 Attorneys’ Fees and Costs. If any action is commenced to recover any damages or enforce any rights or obligations under this Agreement, then the prevailing Party or Parties shall recover and the losing Party or Parties shall pay the reasonable attorneys’ fees, costs and expenses incurred by the prevailing Party or Parties at the trial and upon any appeals therefrom (including in any bankruptcy proceeding), as determined by the respective courts.

     11.16 Time is of the Essence. Time is of the essence of this Agreement.

     11.17 Investment Representations. APH understands (a) that the interests evidenced by this Agreement have not been registered under the United States Securities Act of 1933, or any state securities laws (the “Securities Acts”), (b) that the Owner have relied upon the fact that the interests are to be held by APH for investment, (c) that exemption from registration under the Securities Acts may not be available if the interests were acquired by APH with a view to distribution, and (d) APH is an “accredited investor” as defined in Regulation D adopted by the Securities and Exchange Commission. Accordingly, APH hereby confirms to the Owner that it is acquiring the interests for its own account, for investment and not with a view to the resale or distribution thereof. APH agrees not to transfer, sell or offer for sale any or any portion of the interests unless there is an effective registration or other qualification relating thereto under the Securities Act of 1933 and under any applicable state securities laws or unless APH delivers to the Owner, if any of the Owner request, an opinion of counsel, that such registration or other qualification under such Act and applicable state securities laws is not required in connection with such transfer, offer or sale. APH understands that the Owner are under no obligation to register the interests or to assist APH in complying with any exemption from registration under the Securities Acts if APH should at a later date, wish to dispose of the interests. Prior to acquiring the interests, APH has made an investigation of the Owner and their respective businesses and has had made available to it all information with respect thereto which it needed to make an informed decision to acquire the interests contemplated herein. APH considers itself to be an entity possessing experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of its investment in the interests and transaction contemplated herein.

[Intentionally Left Blank]

     IN WITNESS WHEREOF, this Participation Agreement, effective as of the date and year first written above, has been duly executed and delivered by the duly authorized representative of each Party as of the date written below each such Party’s name.

WARPAINT KANSAS, LP

By: Oklaunion Management, LP, its General Partner
By: Warpaint Resources, LLC, its General Partner